EXHIBIT 99.1

Press Release dated April 24, 2002

For Information Contact

At Greater Bay Bancorp: David L. Kalkbrenner President and CEO (650) 614-5767 Steven C. Smith EVP, CAO and CFO (650) 813-8222	At FRB|Weber Shandwick: Christina Carrabino (general) Stephanie Mishra (analyst contact) (415) 986-1591

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP COMPLETES THE SALE OF 20-YEAR ZERO COUPON
SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES

PALO ALTO, CA, April 24, 2002 — Greater Bay Bancorp (Nasdaq:GBBK), an $8.3 billion in assets financial services holding company, today raised approximately $195 million in net proceeds through a private offering of 20-year Zero Coupon Senior Convertible Contingent Debt Securities with a principal amount at maturity of $312,877,000.

The debt securities were offered at an initial offering price of $639.23 per $1,000 principal amount at maturity. Each $1,000 in principal amount at maturity is convertible into 15.3699 shares of Company common stock if the closing price of Greater Bay’s common stock exceeds the contingent conversion price or in certain other circumstances. The debt securities may not be redeemed for five years but the Company may be required to repurchase the debt securities at their accreted value, at the option of the holders, on April 24, 2004, 2007, 2012 or 2017. The Company will pay no interest on the debt securities unless contingent interest or additional amounts become payable or a tax event occurs and semi-annual interest payments are paid. The debt securities accrete interest at an annual rate of 2.25%.

The initial purchasers have an option to purchase, on or before May 7, 2002, up to an additional $62,575,000 in principal amount at maturity. If this option is fully exercised, the Company would receive an additional $40 million in gross proceeds.

The net proceeds from the offering will be used for general corporate purposes. Pending the final utilization of the proceeds, the Company intends to invest the funds in investment securities that are expected to yield 3% to 4% in excess of the cost of the debt securities.

The debt securities and common stock issuable upon conversion have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, these securities may not be offered or sold in the United States except pursuant to an exemption from the registration and qualification requirements of the Securities Act and applicable state securities laws. The offering was made on a Rule 144A basis to qualified institutional buyers.

Greater Bay Bancorp intends to register within 90 days with the Securities and Exchange Commission the debt securities and the common stock issuable upon conversion.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within such documents.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

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